Exhibit 99.2

September 20, 2006

Mr. Van A. Dukeman

c/o Main Street Trust, Inc.

100 West University Avenue

Champaign, Illinois  61820

Dear Mr. Dukeman:

As you know, Main Street Trust, Inc. (“Main Street”) has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with First Busey Corporation (“Busey”) with respect to the proposed transaction (the “Merger”) whereby Main Street will be merged with and into Busey.  Among the conditions of the Merger is that the three principal executives of Main Street, each of whom is a party to an employment agreement with Main Street or its predecessors (the “Employment Agreement”), execute and deliver to Main Street and Busey a letter of understanding as described in Section 6.14 of the Merger Agreement.

Accordingly, in consideration for proceeding with the actions contemplated by the Merger Agreement, Main Street requests your signature below and subsequent delivery of this letter of understanding to Main Street, to evidence confirmation of your understanding of, and agreement that, immediately following (and contingent upon) consummation of the Merger (the “Effective Time”), your Employment Agreement shall be hereby amended in the following particulars:

(1)           Section 2(a) of the Employment Agreement shall be amended by adding the following sentence to the end thereof:

“As of the Effective Time (as set forth in that certain Agreement and Plan of Merger dated September 20, 2006 between First Busey Corporation and Main Street, Inc. (the ‘Merger Agreement’)), Van shall be employed as the President and Chief Executive Officer of First Busey Corporation.”

(2)           Subsection 4(d)(ii) shall be amended in its entirety to read as follows:

“Notwithstanding and in lieu of Section 4(d)(i), a Change of Control will not be deemed to have occurred: (a) solely because 33% or more of the combined voting power of the then outstanding voting securities of Main Street are acquired by (1) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of Main Street or the Bank, or (2) any person pursuant to the will or trust of any existing stockholder of Main Street, or who is a member of the immediate family of such stockholder, or (3) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders in the same proportion as their ownership of stock immediately prior to such acquisition; (b) if Van agrees in writing to waive a particular Change of Control for the purposes of this Agreement; or (c) upon the consummation of the transactions contemplated by the Merger Agreement.”

(3)           It is hereby understood and agreed that the determination of whether the elements of Constructive Discharge pursuant to Section 4(c) of the Employment Agreement exist after the Effective Time shall be determined based upon your roles and responsibilities in effect immediately following the Effective Time, it being understood that as a consequence of transactions contemplated by the Merger Agreement, your roles and responsibilities will have changed from those in effect immediately preceding the Effective Time and that you will have agreed to such initial changes.

(4)           Except for those changes noted herein, all other terms of the Employment Agreement shall remain in full force and effect.

Please acknowledge your acceptance of this letter and its terms, and your agreement to execute and deliver such agreements consistent with the terms hereof as may be requested (including the possibility of a new employment agreement) and to take such actions as described above by signing both copies of this letter and returning one copy to Main Street.

Very truly yours,

MAIN STREET TRUST, INC.

/s/ Gregory B. Lykins

Gregory B. Lykins

Chairman of the Board

Acknowledged and agreed to

this 20th day of September, 2006.

/s/ Van A. Dukeman

Van A. Dukeman